Exhibit 99.1

WORLD FUEL SERVICES CORPORATION ANNOUNCES

BOARD LEADERSHIP TRANSITION

MICHAEL J. KASBAR TO BE NAMED CHAIRMAN OF THE BOARD

MIAMI, FL (April 11, 2014) World Fuel Services Corporation (NYSE:INT) announced today that Paul H. Stebbins will step down as executive chairman of the board of directors immediately after the 2014 annual meeting of shareholders and the board of directors will appoint Michael J. Kasbar to the position of chairman of the board of directors in addition to his role as president and chief executive officer of World Fuel Services Corporation. Mr. Stebbins will continue to serve as a member of the board of directors.

“I’d like to thank Paul for his many years of service and leadership,” said Michael J Kasbar, president and chief executive officer. “The company we built is in a great position for continued growth and I look forward to his thought partnership at a board level.”

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel and related products and services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company’s global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services’ marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts.  The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries.  For more information, call 305-428-8000 or visit www.wfscorp.com.

Contact:

World Fuel Services Corporation

Ira M. Birns

Executive Vice President & Chief Financial Officer

Tel.: (305) 428-8000

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